Exhibit 99
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FOR IMMEDIATE RELEASE
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Contact: Raymond Martz, Vice President of Finance & Investor Relations
--Bethesda 301/941-1516



    LASALLE HOTEL PROPERTIES ANNOUNCES ELECTION OF NEW BOARD MEMBER
      Kelly L. Kuhn, Regional President of Navigant International
                   to Serve as Independent Director

BETHESDA, MD, JANUARY 27, 2003 -- LaSalle Hotel Properties (NYSE: LHO) today announced that Ms. Kelly L. Kuhn has been elected to the Company's
Board of Trustees.   Ms. Kuhn will also serve on the Company's Compensation
Committee and Nominating Committee as an independent trustee.

"We are very pleased to welcome Kelly Kuhn to our Board of Trustees," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "Kelly has extensive experience in the travel industry and cutting-edge insight into trends affecting the travel industry that will prove invaluable to our Company's planning efforts. She is also very enthusiastic about our Company's future."

Having joined the travel industry in 1989, Ms. Kuhn is recognized as an expert in the industry and currently serves as Regional President for the North Central region of Navigant International (NASDAQ: FLYR). In addition, she serves on Navigant International's Executive Committee and the Strategic Planning Team. She is also involved in the marketing, operations and development of Navigantvacations.com, and serves on the Advisory Board for Navigant Performance Group, a subsidiary involved in meetings, incentive and special event travel. Ms. Kuhn was on the distinguished 2000, 2001 and 2002 list of "Who's Who in Chicago Business,"
published in CRAIN'S CHICAGO BUSINESS.    To date, Ms. Kuhn has been
involved in not-for-profit Boards, including the Better Business Bureau of Chicago, of which she is Vice-Chair. She is also a member of The Economic Club of Chicago, The Executives' Club of Chicago, and The Marine Corp Scholarship Foundation Scarlet and Gold Advisory Board. Ms. Kuhn is a graduate of Northwestern University.

Ferguson Partners Ltd., a global executive recruiting consultancy that specializes in the real estate, private equity and investment management sectors, assisted the Company's Board in this search.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust ("REIT"), which owns 17 upscale and luxury full-service hotels, totaling approximately 5,850 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Hyatt Hotels Corporation, Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Radisson Hotels International, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Interstate Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC.


Additional Contacts:
-------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
  -  301/941-1516


         For additional information, please visit our web site
                       at www.lasallehotels.com